Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-3 of our reports dated, June 24, 2025, relating to the financial statements of AeroVironment, Inc. and the effectiveness of AeroVironment, Inc.’s internal control over financial reporting. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
Los Angeles, CA
June 30, 2025